CrossAmerica to Expand Presence in Minnesota and Wisconsin Markets with Latest Acquisition

•	CrossAmerica agrees to acquire 31 convenience stores sold by SSG Corporation

•	Transaction expected to close in the first quarter of 2016

ALLENTOWN, PA, January 6, 2016 - CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or “The Partnership”) announced today that it has entered into a definitive agreement to acquire thirty-one franchise Holiday stores located in Wisconsin and Minnesota that are being sold by SSG Corporation for $48.5 million.
Of the 31 company-operated stores, 28 are located in Wisconsin and 3 are located in Minnesota. Twenty-seven of the sites are owned fee simple locations. For the twelve month period ended August 31, 2015, the sites sold approximately 26.5 million gallons of motor fuel and had approximately $44.0 million in inside sales.
"We are delighted to acquire this great network of stores and become a Holiday Stationstores franchisee,” said President Jeremy Bergeron.  “This acquisition complements our acquisition of Erickson Oil Products made in early 2015 and further solidifies CrossAmerica’s commitment to the Minnesota and Wisconsin region," Jeremy added.
“We look forward to working together with CrossAmerica on finalizing this transaction” said Burt Nordstrand, Founder and CEO of SSG Corporation. “The strength of SSG has always been our employees and we are grateful to them for their many years of loyal service. SSG was the first Self Service gasoline company in our area and operated under the company-owned “Auto Stop” brand for the first 32 years and under the “Holiday” franchise brand for the last 13 years.”
The acquisition is subject to customary conditions to closing and is expected to close in the first quarter of 2016. The Partnership expects the acquisition to be accretive to distributable cash flow to limited partners.
About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of CST Brands, Inc., one of the largest independent retailers of motor fuels and convenience merchandise in North America.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to more than 1,200 locations and owns or leases more than 800 sites. With a geographic footprint covering 25 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo and Marathon. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

About Holiday Stationstores
Holiday Stationstores is a recognized leader in the convenience store industry with 500 stores located throughout 10 states in the northern tier region of the United States: Minnesota, Wisconsin, Michigan, North Dakota, South Dakota, Montana, Wyoming, Idaho, Washington and Alaska. Holiday Stationstores continues to provide customers with a shopping experience that is unique to the convenience store industry with big stores, wide aisles, wide product selection and friendly employees. www.holidaystationstores.com.

Contacts

Investors:
Randy Palmer, 210-692-2160
Karen Yeakel, 610-625-8005

Media:
Lisa Koenig, 210-692-2659

The DeBerry Group
Melissa Ludwig or Trish DeBerry, 210-223-2772

Forward-Looking Statements
This press release and any oral statements made regarding the subjects of this release may contain forward-looking statements of CrossAmerica Partners, which may include, but are not limited to, statements regarding CrossAmerica Partners’ plans, objectives, expectations and intentions and other statements that are not historical facts, including statements identified by words such as "outlook," "intends," "plans," "estimates," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "anticipates," "foresees," or the negative version of these words or other comparable expressions. All statements addressing operating performance, events, or developments that CrossAmerica Partners expects or anticipates will occur in the future, including statements relating to the acquisitions, consideration that may be subject to adjustment, and closing conditions, revenue growth and earnings or earnings per unit growth, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements. The forward-looking statements are based upon CrossAmerica Partners’ current views and assumptions regarding future events and operating performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond its control. The statements in this press release are made as of the date of this press release, even if subsequently made available by CrossAmerica Partners on its website or otherwise. CrossAmerica Partners does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although CrossAmerica Partners does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Partnership cannot guarantee their accuracy. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the factors discussed in this report and those described in the “Risk Factors” section of the CrossAmerica Partners’ Form 10-K or 10-Qs filed with the Securities and Exchange Commission as well as in CrossAmerica Partners’ other filings with the Securities and Exchange Commission. No undue reliance should be placed on any forward-looking statements.
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